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                                                                Exhibit 99.2



                          AGREEMENT and PLAN OF MERGER
                                    between
                           FIRST COMMERCE CORPORATION
                                      and
                         DELTA ACQUISITION CORPORATION
                                      and
                              BANC ONE CORPORATION





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                     TABLE OF CONTENTS TO MERGER AGREEMENT


                                                                          Page
RECITALS
Section  1. Merger...........................................................2
Section  2. Name.............................................................2
Section  3. Business.........................................................2
Section  4. Effective Time of Merger; Articles of Incorporation..............3
Section  5. Effect of Merger.................................................3
Section  6. Liabilities upon Merger..........................................4
Section  7. Conversion of Shares.............................................4
Section  8. Board of Directors; Employees; and Name Change...................9
Section  9. Employee Benefits and Stock Options.............................10
Section 10. Undertakings of the Parties.....................................10
Section 11. Dissenting Shareholders.........................................18
Section 12. Tax Opinion.....................................................19
Section 13. Representations and Warranties of BANC ONE......................20
Section 14. Representations and Warranties of DELTA  .......................32
Section 15. Representations and Warranties of FCC...........................34
Section 16. Action by FCC Pending Effective Time............................48
Section 17. Action by BANC ONE Pending Effective Time.......................54
Section 18. Conditions to Obligations of BANC ONE and DELTA  ...............55
Section 19. Conditions to Obligations of FCC................................59
Section 20. Conditions to Obligations of All Parties........................62
Section 21. Option to Purchase..............................................63
Section 22. Indemnification.................................................63
Section 23. Non-Survival of Representations and Warranties..................68
Section 24. Governing Law...................................................68
Section 25. Assignment......................................................68
Section 26. Satisfaction of Conditions; Termination.........................68
Section 27. Waivers; Amendments.............................................75
Section 28. Entire Agreement................................................76
Section 29. Captions; Counterparts..........................................76
Section 30. Notices.........................................................76

SIGNATURES..................................................................78

         EXHIBIT A - FCC Subsidiaries List
         EXHIBIT B - Form of Affiliates Agreement
         EXHIBIT C - Opinion of Counsel for FCC
         EXHIBIT D - Opinion of Counsel for BANC ONE and DELTA
         EXHIBIT E - Option Agreement



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                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 20, 1997 (hereinafter called the "Merger Agreement"), between First Commerce Corporation (hereinafter called "FCC"), Delta Acquisition Corporation (hereinafter called "DELTA") and BANC ONE CORPORATION (hereinafter called "BANC ONE").

                                  WITNESSETH:

FCC is a corporation duly organized under the laws of the State of Louisiana. Its principal office is located at 201 St. Charles Avenue, 29th Floor, New Orleans, Louisiana 70170. Except as set forth in Exhibit A hereto, FCC, or a subsidiary of FCC, owns, beneficially and of record, all of the issued and outstanding capital stock or other ownership interests of the banks listed in Exhibit A hereto (the "Banks") and of the corporations, limited liability companies and partnerships listed in Exhibit A hereto (collectively the "Companies"). The Banks and the Companies are hereinafter sometimes referred to collectively as the "Subsidiaries" and each, sometimes, as a "Subsidiary."

DELTA is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Ohio 43271.

BANC ONE is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio 43271.

The respective Boards of Directors of FCC, DELTA, and BANC ONE have each approved this Merger Agreement and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Merger Agreement. This Merger Agreement provides for the merger of DELTA with and into FCC upon the terms and conditions of this Merger Agreement (the "Merger"). FCC will be the surviving corporation of the Merger. From and after

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the time the Merger shall become effective as set forth in Section 4 of this
Merger Agreement, and as and when required by this Merger Agreement, BANC ONE will issue shares of its common stock, without par value ("BANC ONE Common") in exchange for all of the issued and outstanding shares of FCC common stock, $5.00 par value ("FCC Common"). It is understood by each of the parties hereto that BANC ONE seeks, as a result of the Merger, to acquire FCC, the Banks and the Companies and all of their respective operating assets and liabilities. Subject to the terms and conditions of this Merger Agreement, all parties will exert their reasonable best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger.

In consideration of the premises, FCC, BANC ONE and DELTA hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, DELTA shall be merged with and into FCC pursuant to and in accordance with applicable provisions of the Louisiana Business Corporation Law (the "Louisiana BCL") and the General Corporation Law of the State of Ohio (the "Ohio GCL"), with the result that FCC shall be the surviving corporation.

2. Name. The name of the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) shall be "Louisiana Banc One Corporation."

3. Business. The business of the Surviving Corporation shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by the laws of, the State of Louisiana and shall have its principal office at 201 St. Charles Avenue, 29th Floor, New Orleans, Louisiana 70170.


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4.       Effective Time of Merger; Articles of Incorporation. Certificates of
         Merger shall be executed and filed with the Ohio Secretary of State and the Louisiana Secretary of State pursuant to applicable provisions of the Ohio GCL and the Louisiana BCL in order to cause the Merger to become effective promptly after the Closing (as defined in Section 10(c)). The Merger shall become effective in accordance with applicable provisions of the Ohio GCL and the Louisiana BCL on the later to occur of (i) the filing with the Secretary of State of the State of Ohio of a Certificate of Merger pursuant to Section 1701.81 of the Ohio GCL and (ii) the filing with the Secretary of State of the State of Louisiana of a Certificate of Merger pursuant to Section 112(F) of the Louisiana BCL (the "Effective Time").

         The Articles of Incorporation of FCC in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article I and Article III of said Articles of Incorporation shall be amended, effective as of the Effective Time, to be and read as follows:

                                   Article I

         Name: The name of this Corporation (hereinafter called the "Corporation") is Louisiana Banc One Corporation.

                                  Article III

         Capital: The Corporation has authority to issue five hundred (500) shares of no par value per share Common Stock.

         The Bylaws of FCC in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation.

5. Effect of Merger. At the Effective Time, the separate corporate existence of FCC and DELTA, respectively, shall, as provided in applicable provisions of the Ohio GCL and the

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         Louisiana BCL, be merged into and continued in FCC as the Surviving
         Corporation, which shall be deemed to be the same corporation as FCC and DELTA. All rights, franchises and interests of FCC and DELTA, respectively, in and to every type of property, real, personal and mixed, and choses in action, shall be transferred to and vested in FCC as the Surviving Corporation by virtue of the Merger without any deed or other transfer in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by FCC an DELTA, respectively, at the Effective Time, as provided in applicable provisions of the Ohio GCL and the Louisiana BCL.

6. Liabilities upon Merger; Service of Process. The Surviving Corporation shall be responsible for all of the liabilities of every kind and description of FCC and DELTA existing as of the Effective Time.

         The filing of a Certificate of Merger with the Secretary of State of the State of Ohio, accompanied by such other documents as are required by the Ohio GCL, shall operate as a consent by the Surviving Corporation that it may be sued and served with process in the State of Ohio in any suit, action or proceeding for the enforcement of any obligation or liability of DELTA; and as an irrevocable appointment by the Surviving Corporation of the Ohio Secretary of State as agent of the Surviving Corporation to accept service of process in any proceeding in the State of Ohio relating to any obligation of DELTA or to enforce the rights of a dissenting shareholder of DELTA.

 7.      Conversion of Shares.

         (a)      At the Effective Time:

                  (i) Each share of FCC Common that is issued and outstanding immediately prior to the Effective Time, together with any and all FCC Common purchase rights and related interests and rights (if not previously redeemed) associated

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                           with each such share of FCC Common ("Rights")
                           arising from, related to and/or issued pursuant to the Rights Agreement dated February 26, 1996 between FCC and First Chicago Trust Company of New York, as Rights Agent, (the FCC Rights Plan"), by virtue of the Merger and without any action of the part of the holder thereof shall thereupon be converted into
                           1.28 shares of BANC ONE Common subject, however, to
                           (i) the anti-dilution provisions of Section 7(e) of this Merger Agreement and (ii) provisions set forth in Section 7(c) with respect to fractional shares (the "Exchange Rate").

                  (ii) The 500 shares of Common Stock of DELTA issued and outstanding immediately prior to the Effective Time shall, thereupon and without further notice, be converted into and become issued and outstanding shares of common stock of the Surviving Corporation, all of which shall be owned of record by BANC ONE.

                  (iii) Any shares of FCC Common held by FCC as treasury stock, together with any and all Rights associated therewith arising from, related to and/or issued pursuant to the FCC Rights Plan, immediately prior to the Effective Time shall be canceled and shall not represent capital stock of and/or any right or interest with respect to BANC ONE or the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

                  (iv) The Rights issued pursuant to the FCC Rights Plan (if not previously redeemed) shall expire and neither the Surviving Corporation nor BANC ONE shall have any obligations with respect thereto.

         (b) FCC's shareholders of record at the Effective Time, for the shares of FCC Common then held by them, respectively, shall be allocated and be entitled to receive (upon

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                  surrender for cancellation of certificates formerly
                  representing shares of FCC Common and Rights issued pursuant to the FCC Rights Plan) certificates for shares of BANC ONE Common as shall be equal to the number of shares of FCC Common outstanding immediately prior to the Effective Time multiplied by the Exchange Rate.

         (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of FCC Common shall, upon surrender of the certificate or certificates representing such FCC Common and Rights issued pursuant to the FCC Rights Plan, be paid cash, without interest, by BANC ONE for such fractional shares, if any, on the basis of the BANC ONE Average Price (as hereinafter defined). The BANC ONE Average Price shall mean the average of the closing prices of BANC ONE Common on the New York Stock Exchange ("NYSE") during the Valuation Period (as hereinafter defined) as reported in The Wall Street Journal for NYSE Composite Transactions. The term "Valuation Period" shall mean the five consecutive NYSE trading days ending on the fifth NYSE trading day immediately prior to the Closing Date.

         (d) Promptly after the Effective Time, and subject to the provisions set forth above relating to fractional shares, BANC ONE will, or will cause Harris Trust and Savings Bank, as Exchange Agent for BANC ONE to, distribute to the former holders of FCC Common (or their respective designees) in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of FCC Common and Rights issued pursuant to the FCC Rights Plan, the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. At the Effective Time, each certificate formerly representing FCC Common and Rights issued pursuant to the FCC Rights Plan (if not previously redeemed) shall

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                  be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common into which such shares have been converted pursuant to the Exchange Rate; provided, however, that, until such surrender of a holder's certificate or certificates formerly representing shares of FCC Common and Rights issued pursuant to the FCC Rights Plan, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or, in lieu of surrender, other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time, to the extent not previously paid to such person, on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time the holders of certificates formerly representing shares of FCC Common and Rights issued pursuant to the FCC Rights Plan shall cease to have rights with respect to such shares and to any related Rights and their sole right shall be to exchange said certificates for shares of BANC ONE Common and any fractional share and dividend or other payment or distribution in accordance with this Merger Agreement.

                  Certificates formerly representing shares of FCC Common and Rights issued pursuant to the FCC Rights Plan surrendered for cancellation by each shareholder entitled to exchange such shares for shares of BANC ONE Common shall be accompanied by such appropriate, executed letters of transmittal as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of FCC Common and Rights issued pursuant to the FCC Rights Plan for surrender (i) evidence to the reasonable satisfaction of BANC ONE that any such

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                  certificate has been lost, wrongfully taken or destroyed, and
                  (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common (and any fractional share and dividend or other payment or distribution) which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of FCC Common.

         (e) If prior to the Effective Time, (i) FCC shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine FCC Common or declare a dividend, or make a distribution, on FCC Common in any security convertible into FCC Common or (ii) BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend, or make a distribution, on BANC ONE Common in any security convertible into BANC ONE Common, appropriate adjustment or adjustments will be made in the Exchange Rate and other factors used to determine or limit the Exchange Rate.

         (f) Following the Merger, each $50.00 aggregate principal balance of FCC's 12-3/4% Convertible Debentures due December 1, 2000 Series A and Series B (each a "FCC Debenture") that is surrendered for conversion (which surrender shall remain the option of the holder) shall, pursuant to the provisions of those certain Trust

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                  Indentures dated as of September 27, 1985 (the "Indentures")
                  between FCC and RepublicBank Dallas, National Association, be converted into that number of whole shares of BANC ONE Common Stock as shall be calculated by multiplying (x) that number of shares of FCC into which such FCC Debenture would have been converted immediately prior to the Effective Time by (y) the Exchange Rate. For purposes of the conversion of FCC Debentures into BANC ONE Common Stock, the Exchange Rate shall be adjusted, as appropriate, if BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend, or make a distribution, on BANC ONE Common in any security convertible into BANC ONE Common after such Exchange Rate is determined. Notwithstanding the foregoing, following the Effective Time BANC ONE, the Surviving Corporation and the Debenture holders shall have such rights and obligations as set forth in the Debentures and the related Indentures.

8. Board of Directors, Employees and Name Changes. The directors of the Surviving Corporation immediately following the Effective Time and until the next annual meeting of shareholders at which their respective successors are elected and qualified shall be the directors of FCC immediately prior to the Effective Time. The officers and employees of the Surviving Corporation immediately following the Effective Time shall be the officers and employees of FCC immediately before the Effective Time. The directors, officers and employees of the Subsidiaries immediately following the Effective Time shall be the officers and employees of the respective Subsidiaries immediately before the Effective Time.

         FCC will cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals and, if requested by BANC ONE, will use its reasonable best efforts to take such other steps as are appropriate and necessary to effect changes in the name of each of the Subsidiaries to include the words "Bank One" or "Banc One" so that such name

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         changes will become effective at the Effective Time or such other time subsequent to the Effective Time as may be requested by BANC ONE.

9. Employee Benefits and Stock Options. Following the Effective Time, the stock options, if any, and employee benefit programs to be available and applicable to the officers and employees of FCC and the Subsidiaries shall be as described in and governed by a Letter Agreement dated October 19, 1997 between FCC and BANC ONE (the "Benefits Agreement").

10. Undertakings of the Parties. FCC, DELTA and BANC ONE further agree as follows:

         (a) This Merger Agreement shall be submitted to the shareholders of FCC for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-laws of FCC. Such shareholders' meeting will be scheduled to be held at a time mutually acceptable to FCC and BANC ONE approximately 30 to 45 days following the mailing by FCC of its proxy statement to its shareholders, which mailing will promptly follow the effective date of the registration statement to be filed by BANC ONE with the Securities and Exchange Commission (the "SEC") as provided in
                  Section 10(d). FCC and BANC ONE will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under federal and state securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement. FCC's obligation to submit this Merger Agreement to a vote at the shareholders' meeting shall be subject to the receipt by FCC of the opinion of Keefe, Bruyette & Woods, Inc. dated as of a date not more than five days prior to the date of the Proxy Statement/Prospectus with respect to the fairness of the transaction to FCC's shareholders from a financial point of view satisfactory in form and substance to FCC and its counsel.

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         (b)      BANC ONE will promptly prepare and file an application
                  (believed in good faith by BANC ONE to be substantially complete in form and substance) to the Board of Governors of the Federal Reserve System (the "Board") under appropriate provisions of Section 3 and Section 4 of the Bank Holding Company Act of 1956, as amended, and to the Louisiana Commissioner of Financial Institutions (the "Commissioner") under appropriate provisions of Louisiana Interstate Banking Law for prior approval of the Merger or the proposed acquisition of FCC and the Subsidiaries by BANC ONE. FCC will promptly furnish BANC ONE such information, appropriate representations and documents as may be reasonably requested by BANC ONE in connection therewith. BANC ONE will use its reasonable best efforts to cause such applications to be approved by the Board and the Commissioner, and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger, in each case as soon as possible. Before such applications are filed, BANC ONE will provide FCC and its counsel with an opportunity to promptly review drafts of all such applications and to comment on the portions of such applications that contain information about FCC. BANC ONE will promptly provide FCC and its counsel with copies of all such applications as filed together with correspondence to or from any such regulators related thereto.

         (c) The closing of the Merger (the "Closing") shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of FCC set forth in Section 30(b) of this Agreement on that day specified by BANC ONE which day shall be within the 15-day period commencing on the first day after the later of (i) the expiration of any required waiting period following the approval of the consummation of the Merger by the Board and Commissioner,
                  (ii) the date of the meeting of shareholders of FCC to approve the Merger or (iii) the business day following the satisfaction or waiver of all conditions to the Merger other than those to be satisfied by deliveries at the Closing. The date on which the closing is to be

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                  held is herein referred to as the "Closing Date." If BANC ONE fails to specify a Closing Date by the end of such 15-day period, FCC will be entitled to specify the Closing Date. The specifying party shall give the other at least two business days advance notice of the date specified for the Closing.

         (d) BANC ONE will promptly prepare and file with the SEC and use its reasonable best efforts to cause to become effective as soon as possible, a registration statement, including the related prospectus, and including the proxy statement referred to in Section 10(a), above (the "Proxy Statement/Prospectus"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the issuance of BANC ONE Common in the Merger as contemplated by this Merger Agreement. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). FCC and its counsel shall assist BANC ONE in the preparation of the Proxy Statement/Prospectus and BANC ONE will provide FCC and its counsel with an opportunity to prepare material particularly related to FCC and matters with respect to disclosing the background of the transaction and reasons for the transaction. Before being filed with the SEC, BANC ONE will provide FCC and its counsel with the opportunity to promptly review such filing and comment thereon, which comments BANC ONE will reasonably consider. BANC ONE will promptly provide FCC and its counsel with copies of all SEC filings related to the Proxy Statement/Prospectus and the Registration Statement together with correspondence to or from the SEC related thereto. BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the SEC, that suspends or would suspend the effectiveness of the registration statement,

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                  BANC ONE shall use its reasonable best efforts to promptly remove, or cause not to be issued, any such stop order.

         (e) BANC ONE will assume and pay, or will cause DELTA to pay, all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement, (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of the applications to the Board and the Commissioner and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement, (iii) all legal and other expenses, if any, incurred in connection with the registration of BANC ONE Common under federal and state securities laws, and (iv) expenses associated with obtaining the tax opinion contemplated by Section 12 of this Merger Agreement. The expenses to be assumed and paid by BANC ONE shall not include any legal or other expenses incurred by FCC in the negotiation of this Merger Agreement, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to Keefe, Bruyette & Woods, Inc. or to any other investment banker or advisor for services rendered on its behalf. BANC ONE will pay the expenses of reproducing the Proxy Statement/Prospectus. FCC shall be responsible for its legal and accounting fees associated with the Proxy Statement/Prospectus, including the expenses and fees to Keefe, Bruyette & Woods, Inc. with respect to any opinion expressed with respect to the fairness of the Exchange Rate to the holders of FCC Common.

         (f) All confidential information furnished by one party to another party in connection with this Merger Agreement (whether before or after the date of this Merger

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                  Agreement) and the transactions contemplated hereby will be kept confidential by such other party and will be used by such other party and its directors, officers, employees and representatives of its advisors only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information (i) is already known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, otherwise than in violation of this paragraph or similar duties or provisions regarding confidentiality, or (iii) is, in the reasonable opinion of legal counsel for such other party, required to be disclosed in any document filed with the SEC, the Board, the Commissioner or any other governmental agency or authority, or in accordance with legal process.

         (g) Each of BANC ONE and FCC will provide the other with copies of all filings it makes with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1933 Act and the respective rules and regulations of the SEC thereunder at the time such filings are made at any time prior to the Effective Time. Insofar as any such filing refers to or describes this Merger Agreement, the other party hereto, or the transactions contemplated hereby, the filing party will provide to the other party a draft thereof reasonably in advance of making such filing, will provide the other party and its counsel reasonable opportunity to comment promptly on such filing and will give due consideration to any comments of the other party and its counsel before making such filing.

         (h) BANC ONE and DELTA will furnish to FCC all information concerning BANC ONE and DELTA reasonably required by FCC in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of FCC's shareholders called for the purpose of voting on the Merger and will promptly advise FCC if BANC ONE determines that any of such information is or becomes false or misleading in any material respect. FCC will furnish to BANC

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                  ONE all information concerning FCC and the Subsidiaries
                  reasonably required by BANC ONE in connection with BANC ONE's preparation of the registration statement (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANC ONE relating to the registration of its shares to be issued in the Merger and will promptly advise BANC ONE if FCC determines that any such information is or becomes false or misleading in any material respect.

         (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by FCC or BANC ONE unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

         (j) As soon as possible after the execution of this Merger Agreement, BANC ONE will vote all the shares of DELTA to approve and adopt the proposal to merge FCC and DELTA at a meeting of the shareholders of DELTA held for such purpose or by means of a unanimous written consent of DELTA's shareholders adopted in lieu of a meeting to approve the Merger and approve this Merger Agreement.

         (k) BANC ONE will vote, and will cause its subsidiaries to vote, any shares of FCC Common held by it or any such subsidiary, except for shares held in a fiduciary capacity, to approve and adopt this Merger Agreement and the Merger at a meeting of FCC shareholders held to approve the Merger and adopt this Merger Agreement.

         (l) For not less than one year immediately following the Effective Time, BANC ONE shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

         (m) FCC will use its reasonable best efforts to cause each person who, in the joint opinion of counsel for BANC ONE and FCC, is at the Effective Time or was, at the time of FCC's shareholders' meeting referred to in Section 10 hereof, an "affiliate" of FCC (as that term is used in Rules 144 and 145 promulgated by the SEC under the 1933 Act), to execute and deliver to BANC ONE a written agreement, in the form of attached Exhibit B, that such person will not sell, pledge, transfer or otherwise dispose of the shares of BANC ONE Common to be received by such person in the Merger, except in compliance with the applicable provisions of the 1933 Act.

         (n) BANC ONE will initiate a pre-acquisition investigation and review of the books, records and facilities of FCC and its Subsidiaries and will complete such pre-acquisition investigation as soon as reasonably possible but, in any event, not more than 45 days after the date of this Merger Agreement. BANC ONE shall advise FCC at the conclusion of such pre-acquisition investigation of all matters then known to BANC ONE which are either (i) inconsistent in any material and adverse respect with any of the representations and warranties of FCC contained in this Merger Agreement or (ii) in the reasonable judgment of the Board of Directors of BANC ONE, are either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of FCC and the Subsidiaries on a consolidated basis or (y) a material and adverse deviation from FCC's audited financial statements for the year ended December 31, 1996 or FCC's unaudited financials for the six-month period ended June 30, 1997. BANC ONE shall have the right to terminate this Merger Agreement as set forth in Section 26(c).

         (o) FCC will initiate a pre-acquisition investigation and review of the books, records and facilities of BANC ONE and its subsidiaries and will complete such pre-acquisition investigation as soon as reasonably possible but, in any event, not more than 45 days after the date of this Merger Agreement. FCC shall advise BANC ONE at the conclusion of such pre-acquisition investigation of all matters then known to FCC which are either (i) inconsistent in any material and adverse respect with any of the representations and warranties of BANC ONE contained in this Merger Agreement or
                  (ii) in the reasonable judgment of the Board of Directors of FCC, are either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and the subsidiaries on a consolidated basis or (y) a material and adverse deviation from BANC ONE's audited financial statements for the year ended December 31, 1996 or BANC ONE's unaudited financials for the six month period ended June 30, 1997. FCC shall have the right to terminate this Merger Agreement as set forth in Section 26(d).

         (p) BANC ONE will use its reasonable best efforts to cause the shares of BANC ONE Common to be issued to the shareholders of FCC pursuant to this Merger Agreement to be listed on the NYSE as of the Closing Date, subject only to issuance.

         (q) FCC shall take all action, as necessary, with respect to the FCC Rights Plan, to prevent the approval, execution, delivery or implementation of this Merger Agreement or the consummation of the Merger, or the acquisition of shares of FCC Common by BANC ONE pursuant to the provisions of this Merger Agreement from resulting in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in FCC Common, BANC ONE Common or the common stock of the Surviving Corporation to any person under the FCC Rights Plan or enabling or allowing any Right or other interest associated with the FCC Rights Plan to be exercised, distributed or triggered.

         (r) Prior to the Effective Time, BANC ONE will file with the SEC and use its reasonable best efforts to cause to become effective not later than the Effective Time, a registration statement or registration statements on Form S-8 or other appropriate form to register with the SEC the shares of BANC ONE Common which may be issued to individuals upon the exercise of stock options assumed by BANC ONE pursuant to the Benefits Agreement and will use its reasonable best efforts to cause such registration statement to remain in effect until the exercise or expiration of all such options and/or other stock-related benefits. BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common which may be issued upon the exercise of such options qualified or exempted from qualification from all applicable state securities laws.

         (s) If the Effective Time falls at a time that will not allow the 30-day reporting period contemplated by SEC Accounting Series Releases 130 and 135 to occur during the first quarter of 1998, unless waived by FCC, BANC ONE will use its reasonable best efforts to prepare and cause to be published, filed or announced, as soon as reasonably possible, results covering the first 30 days of combined post-Merger operations of BANC ONE and FCC in the form of an effective registration statement filed with the SEC, a report to the SEC on Form 8-K, or other public filing or announcement satisfying the conditions set forth in SEC Accounting Series Releases 130 and 135.

11. Dissenting Shareholders. A shareholder of FCC Common who files appropriate written objection pursuant to applicable law, thereafter votes his/her shares against the Merger and otherwise perfects applicable dissenters' or appraisal rights, if any, will be entitled to such rights under the Louisiana BCL.

12. Tax Opinion. BANC ONE and FCC shall use their respective reasonable best efforts to obtain from Coopers & Lybrand a written opinion addressed to FCC, its shareholders and BANC ONE that, based upon the Internal Revenue Code and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger Agreement:

         (a) The statutory Merger of DELTA with and into FCC will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code;

         (b) No gain or loss will be recognized by BANC ONE or FCC as a consequence of the transactions herein contemplated;

         (c) No gain or loss will be recognized to the shareholders of FCC on the exchange of their shares of FCC Common for shares of BANC ONE Common (disregarding for this purpose any cash received in lieu of fractional share interests);

         (d) The Federal income tax basis of the BANC ONE Common received by the shareholders of FCC Common for their shares of FCC Common will be the same as the Federal income tax basis of the FCC Common surrendered in exchange therefor (reduced by any amount allocated to fractional share interests for which cash is received); and

         (e) The holding period of the BANC ONE Common received by a shareholder of FCC will include the period for which the FCC Common exchanged therefor was held, provided the exchanged FCC Common was held as a capital asset by such shareholder on the date of the exchange.

13. Representations and Warranties of BANC ONE. BANC ONE represents and warrants to FCC that, except as set forth in BANC ONE's disclosure letter to FCC dated as of October 19, 1997 and delivered to FCC not later than the time of the execution of this Merger Agreement (the "BANC ONE Disclosure Letter"):

         (a) BANC ONE is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of BANC ONE and its subsidiaries, taken as a whole, or on the ability of BANC ONE to consummate the transactions contemplated hereby (a "BANC ONE Material Adverse Effect"), and BANC ONE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries in all material respects. Neither BANC ONE nor any of its subsidiaries is subject to any formal or informal agreement or understanding with, nor are any of them subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANC ONE or any such subsidiary. Subject only to obtaining the required regulatory approvals, BANC ONE is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law. As of June 30, 1997, the authorized capital stock of BANC ONE consisted of (i) 950,000,000 shares of BANC ONE Common, of which a total of 581,522,935 shares were issued and outstanding and none were held by BANC ONE as treasury stock and (ii) 35,000,000 shares of preferred stock without par value, of which 3,683,614 shares were issued and outstanding as Series C $3.50 Cumulative

                  Convertible Preferred Stock. All of the issued and outstanding shares of BANC ONE's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. Since June 30, 1997 BANC ONE has issued approximately 3,318,530 additional shares of BANC ONE Common and has issued no additional shares of preferred stock.

         (b) BANC ONE has furnished to FCC copies of the following financial statements relating to BANC ONE and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of BANC ONE as of December 31, 1996 and 1995 and the Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, as audited by Coopers & Lybrand, independent auditors as included in BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the SEC; and (ii) the unaudited Consolidated Balance Sheet of BANC ONE as at June 30, 1997 and the related unaudited Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the quarter then ended, together with the notes thereto as included in BANC ONE's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the SEC. Each of the aforementioned financial statements, and all financial statements included in Form 10-K or Forms 10-Q filed with the SEC subsequent to the date of this Merger Agreement and prior to the Effective Time will, present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of BANC ONE as of the dates and for the periods therein set forth. Such financial statements do not or will not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders or would render such financial statements, in light of the circumstances under which they were made, misleading in any material respect.

                  Since June 30, 1997, there has not been any change in the financial condition, results of operations or business of BANC ONE and its subsidiaries that has had a BANC ONE Material Adverse Effect.

         (c) Since December 31, 1993, BANC ONE and each of its subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that any of them was required to file with (i) the SEC, including, but not limited to, all Forms 10-K, Forms 10-Q, Forms 8-K, annual reports and proxy statements, (ii) the Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Office of the Comptroller of the Currency (the "OCC") and (v) any applicable state securities or banking authorities in all material respects. All such reports and statements filed (and those to be filed in the future) with any such regulatory body or authority are collectively referred to in this Merger Agreement as the "Reports." As of their respective dates, the Reports complied or, if filed in the future, will comply, in all material respects with the respective rules and regulations promulgated by the SEC, the Board, the FDIC, the OCC and state securities or banking authorities, and did not contain at the time filed, and all Reports to be filed after the date hereof and prior to the Effective Time will not contain at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) The Boards of Directors of BANC ONE and DELTA have duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by this Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE. BANC ONE and DELTA have all requisite power and authority to enter into this Merger Agreement and BANC ONE has and, after BANC ONE's vote of the shares of DELTA in favor of the Merger as contemplated by Section 10(j), BANC ONE and DELTA will have the corporate authority to consummate the transactions contemplated hereby. Subject, with respect to DELTA, to approval by BANC ONE as DELTA's sole shareholder, this Merger Agreement constitutes the valid and legally binding and enforceable obligation of each of BANC ONE and DELTA, and this Merger Agreement and the consummation of the Merger have been duly authorized and approved on behalf of BANC ONE and DELTA by all requisite corporate action. Neither the execution and delivery of this Merger Agreement nor, provided the required approvals are obtained from the Board and the Commissioner, the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE or DELTA is subject, any contract, agreement or instrument to which BANC ONE or DELTA is a party or by which BANC ONE or DELTA is bound or committed, or the Articles of Incorporation or Code of Regulations of BANC ONE or DELTA, or constitute an event which with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE or DELTA or upon any of the stock of BANC ONE or DELTA or adversely affect the ability of BANC ONE or DELTA to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a BANC ONE Material Adverse Effect.

         (e) The reserve for possible loan and lease losses shown on the June 30, 1997 Consolidated Balance Sheet of BANC ONE is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of June 30, 1997.

         (f) Except as disclosed in the financial statements referred to in Section 13(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of BANC ONE and its executive officers after due inquiry, overtly threatened against or affecting BANC ONE or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANC ONE or its subsidiaries and, if so resolved, would have a BANC ONE Material Adverse Effect or materially impair its ability to perform under this Merger Agreement, and to the best of the knowledge of BANC ONE and its executive officers after due inquiry, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANC ONE or any of its subsidiaries.

         (g) At the Effective Time and on such subsequent dates when the former shareholders of FCC surrender their FCC share certificates for cancellation and exchange, the shares of BANC ONE Common to be exchanged with former shareholders of FCC will have been duly authorized and validly issued by BANC ONE and will be fully paid and nonassessable and subject to no pre-emptive rights.

         (h) BANC ONE and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANC ONE's Consolidated Balance Sheet as of June 30,

                  1997 or which would be reflected thereon if not fully amortized or depreciated or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1997), and BANC ONE and its subsidiaries as lessee have the right under valid and subsisting leases to occupy, use, possess and control all property leased by BANC ONE and its subsidiaries that is material to them taken as a whole. Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Consolidated Balance Sheet or the notes thereto or, with respect to assets and properties acquired after June 30, 1997, as noted in BANC ONE's Consolidated Balance Sheet or the notes thereto included in a periodic report filed with the SEC; (ii) statutory liens for taxes not yet delinquent;
                  (iii) landlord's liens; (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (v) such liens, mortgages, security interests, encumbrances, lease defects and charges as do not, in the aggregate, have a BANC ONE Material Adverse Effect. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a BANC ONE Material Adverse Effect.

         (i) To the best of the knowledge of BANC ONE and its executive officers after due inquiry, BANC ONE and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation all statutes, rules and regulations pertaining to the conduct of banking activities, except for violations which, together with any penalty which results therefrom, have not had and will not have a BANC ONE Material Adverse Effect. Neither BANC ONE nor any of its subsidiaries is in default under, and no event has occurred which, to the best of the knowledge of BANC ONE and its executive officers, after due inquiry, is likely to result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a BANC ONE Material Adverse Effect.

         (j) BANC ONE and DELTA have not incurred and will not incur directly or indirectly any liability for brokerage, finders' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

         (k) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANC ONE or any subsidiary of BANC ONE (for purposes of this paragraph hereinafter referred to collectively as the "Plans") which purports to be a qualified plan under Section 401(a) of the Code is so qualified. All of the Plans which constitute employee pension benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. BANC ONE and its executive officers, after due inquiry, have no knowledge of (i) any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, or would result or have resulted in liability under Title IV of ERISA or (ii) any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the Department of Labor or any multi employer plan. Those Plans which are defined benefit plans within the meaning of

                  ERISA meet the minimum funding standards set forth in the Code and ERISA and the assets of such Plans equal or exceed the current value of accrued benefits under such Plans on a termination basis using PBGC interest rates as of the most recent plan valuation dates. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, or against any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which in either case could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multi employer plan.

         (l) Except where the failure to file would not have a BANC ONE Material Adverse Effect, BANC ONE and/or its subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANC ONE or its subsidiaries up to the date hereof. All of the foregoing returns are true and correct in all material respects, and BANC ONE and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest, additions to tax, and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the BANC ONE Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might have a BANC ONE Material Adverse Effect, except for those being contested in good faith and summarized in the BANC ONE Disclosure Letter. BANC ONE and its subsidiaries have paid or made adequate provision in their financial statements or on their books and records for all material taxes payable in respect of all periods ending on or before the date hereof. BANC ONE and its subsidiaries have, and at the Effective Time will have, no liability for any material amount of taxes, interest, additions to tax, or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANC ONE and its subsidiaries as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANC ONE Disclosure Letter.

         (m) BANC ONE and its subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to BANC ONE and its subsidiaries.

         (n) Neither the Proxy Statement/Prospectus nor the related registration statement nor any amendment or supplement thereto that is filed with the SEC in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied in writing by FCC specifically for inclusion in the Proxy Statement/Prospectus and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement/Prospectus, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective and in both cases at the time of the meeting of FCC's shareholders held to consider the proposed Merger) any untrue statement of a material fact or shall omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

         (o) No employee of BANC ONE or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANC ONE is unaware of any efforts during the past five years to unionize or organize any employees of BANC ONE or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, and no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of the knowledge of BANC ONE and its executive officers after due inquiry, threatened against BANC ONE or any of its subsidiaries which claim has had or is reasonably likely to have a BANC ONE Material Adverse Effect.

         (p) To the best of knowledge of BANC ONE and its executive officers after due inquiry: (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANC ONE or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.Sections 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C.Sections 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C.Sections 1251 et seq. ("CWA"), or the Clean Air Act, 42

                  U.S.C. Sections 7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against BANC ONE or any of its subsidiaries under any Environmental Law; (iii) neither BANC ONE nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment (collectively "Release"); (iv) neither BANC ONE nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) BANC ONE and each of its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by BANC ONE or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

         (q) BANC ONE and/or its subsidiaries (i) have surveyed the facilities where BANC ONE and its subsidiaries conduct their businesses including, without limitation, automatic teller machines (collectively, the "BANC ONE Facilities") for compliance with the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA"); (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing BANC ONE Facilities (collectively, the "BANC ONE Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) have finalized action plans for automatic teller machines ("ATMs") in conformance with the Joint Final Rule of the Architectural and Transportation Barriers Compliance Board ("ATBCB") and the Department of Transportation, effective August 16, 1993;
                  (iv) have developed or will develop schedules for BANC ONE Barrier removal from BANC ONE Facilities in such action plans so that BANC ONE Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all BANC ONE Barriers in BANC ONE Facilities or will cause all BANC ONE Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to BANC ONE Facilities undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective January 26, 1992, all plans and designs for new construction to be utilized by BANC ONE and its subsidiaries comply with ADA and ADAAG. To the best of the knowledge of BANC ONE and its executive officers, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against BANC ONE and/or its subsidiaries in connection with BANC ONE Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

         (r) The statements made and the information included in the BANC ONE Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANC ONE under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANC ONE Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

         (s) Neither BANC ONE nor, to BANC ONE's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent BANC ONE from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with generally accepted accounting principles and applicable SEC regulations. As of the date of this Agreement, BANC ONE has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

14. Representations and Warranties of DELTA and of BANC ONE with respect to DELTA. BANC ONE and DELTA represent and warrant to FCC that, except as set forth in the BANC ONE Disclosure Letter:

         (a) DELTA is a corporation duly organized and validly existing under the laws of the State of Ohio and is qualified to do business and is in good standing in the State of Ohio together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have a material adverse effect on the business, operations, financial condition or result of operations of DELTA or on the ability of DELTA to consummate the transactions contemplated hereby, and DELTA has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. The authorized capital stock of DELTA is, and at the Effective Time will be, 500 shares of common stock, without par value, of which 500 shares are issued and outstanding, all of which are, and at the Effective Time will be, owned of record and beneficially by BANC ONE free and clear of all liens, security interests or other encumbrances. DELTA has no subsidiaries. DELTA has no material assets or liabilities other than its obligations under this Merger Agreement.

         (b) The Board of Directors of DELTA has authorized execution of this Merger Agreement and approved the acquisition of FCC as contemplated by this Merger Agreement. DELTA has all requisite power and corporate authority to enter into this Merger Agreement and, after the approval of the Merger by BANC ONE, DELTA will have the authority to consummate the transactions contemplated hereby. Subject to shareholder approval, this Merger Agreement will constitute the valid and legally binding obligation of DELTA and this Merger Agreement and the consummation hereof have been duly authorized and approved on behalf of DELTA by all requisite corporate action. Neither the execution and delivery of this Merger Agreement nor, subject to DELTA shareholder approval and provided the required approvals are obtained from the Board and the Commissioner, the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which DELTA may be subject, any contract, agreement or instrument to which DELTA is a party or by which DELTA is bound or committed, or the Articles of Incorporation or Code of Regulations of DELTA, or constitute an event which with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of

                  DELTA or adversely affect the ability of DELTA to consummate the transactions contemplated hereby.

15. Representations and Warranties of FCC. FCC represents and warrants to BANC ONE that, except as set forth in reports, proxy statements, registration statements and other documents filed by FCC with the SEC since December 31, 1996, including the exhibits thereto or incorporated by reference therein and other information incorporated by reference therein (the "FCC 1997 SEC Documents") or as set forth in FCC's disclosure letter dated October 19, 1997, and any attachments or schedules annexed thereto, and delivered to BANC ONE not later than the time of BANC ONE's execution of this Merger Agreement (the "FCC Disclosure Letter"):

         (a) FCC is a corporation duly organized and validly existing in good standing under the laws of the State of Louisiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in all jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of FCC and the Subsidiaries taken as a whole, or on the ability of FCC to consummate the transactions contemplated hereby (a "FCC Material Adverse Effect") and FCC has full corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and the Subsidiaries in all material respects. FCC is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of FCC. As of the date hereof, FCC had authorized capital stock consisting of 100,000,000 shares of FCC Common, of which a total of 39,008,334 shares were issued and outstanding, not including 5,810 shares of treasury stock owned by FCC, and 5,000,000 shares of FCC Preferred, none of which were issued and outstanding. All of the issued and outstanding shares of FCC Common are duly authorized, validly issued, fully paid and nonassessable and none are issued in violation of the pre-emptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind to acquire FCC's capital stock and no rights plan or other similar plan is related to FCC's capital stock except for (i) options for not more than 1,927,434 shares of FCC Common issued to officers and employees of FCC and its Subsidiaries under The FCC 1985 Stock Option Plan, The Amended and Restated 1992 Stock Incentive Plan and the FCC 1997 Stock Option Plan (the "FCC Stock Option Plans"); (ii) the option to be granted to BANC ONE pursuant to Section 21 of this Agreement; (iii) Rights issued or issuable pursuant to the FCC Rights Plan; (iv) conversion rights with respect to the Debentures; and (v) 104,361 shares of FCC Common issuable as performance shares under the FCC Amended and Restated 1992 Stock Incentive Plan.

         (b) The following financial statements relating to FCC and the Subsidiaries on a consolidated basis are incorporated by reference into FCC's Form 10-K for the year ended December 31, 1996 or are included in FCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997: (i) the audited Consolidated Balance Sheet of FCC as of December 31, 1996 and 1995, and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, as audited by Arthur Andersen L.L.P.; and
                  (ii) the unaudited Consolidated Balance Sheet of FCC as at June 30, 1997 and the related unaudited Consolidated Statement of Income and Cash Flows for the quarter then ended, together with the notes thereto as included in FCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 as filed with the SEC. Each of the aforementioned financial statements, and all financial statements included in Forms 10-K or Forms 10-Q filed with the SEC subsequent to the date of this Merger Agreement and prior to the Effective Time will, present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of FCC as of the dates and for the periods therein set forth. Such financial statements do not or will not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders or would render such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since June 30, 1997, there has not been any change in the financial condition, results of operations or business of FCC and the Subsidiaries that has had a FCC Material Adverse Effect.

         (c) Since December 31, 1993, FCC and each of its Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that any of them was required to file with (i) the SEC, including, but not limited to, all Forms 10-K, Forms 10-Q, Forms 8-K, annual reports and proxy statements, (ii) the Board, (iii) the FDIC, (iv) the OCC and (v) any applicable state securities or banking authorities. All such reports and statements filed (and those to be filed in the future) with any such regulatory body or authority are collectively referred to in this Merger Agreement as the "Reports." As of their respective dates, the Reports complied or, if filed in the future, will comply, with the respective rules and regulations promulgated by the SEC, the Board, the FDIC, the OCC and state securities or banking authorities in all material respects, and did not contain at the time filed, and all Reports to be filed after the date hereof and prior to the Effective Time will not contain at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) The Board of Directors of FCC has duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and will recommend it to the FCC shareholders for adoption unless, in the good faith judgment of the Board of Directors such recommendation would be inconsistent with its fiduciary duties. Subject to approval by the shareholders of FCC and the contemplated regulatory approvals, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of FCC and FCC has all requisite power and authority to enter into this Merger Agreement and FCC has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which FCC is subject, any contract, agreement or instrument to which FCC is a party or by which FCC is bound or committed, assuming FCC's compliance with the provisions of its Debentures related to mergers, or the Articles of Incorporation or By-laws of FCC, or constitute an event which with the lapse of time or action by a third party, could result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of FCC or upon any of FCC's capital stock, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a FCC Material Adverse Effect.

         (e) The reserve for possible loan and lease losses shown on the June 30, 1997 Consolidated Balance Sheet of FCC is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of June 30, 1997.

         (f) There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of FCC and its executive officers after due inquiry, threatened against or affecting FCC or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of FCC or its Subsidiaries and, if so resolved, would have a FCC Material Adverse Effect, and to the best of the knowledge of FCC and its executive officers after due inquiry, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against FCC or any of the Subsidiaries.

         (g) FCC and its Subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its Subsidiaries and all other assets and properties reflected in FCC's Consolidated Balance Sheet as of June 30, 1997 or which would be reflected thereon if not fully amortized or depreciated or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1997), and FCC and its Subsidiaries as lessee have the right under valid and subsisting leases to occupy, use, possess and control all property leased by FCC and its Subsidiaries that is material to them taken as a whole. Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in said Consolidated Balance Sheet or the notes thereto or, with respect to assets and properties acquired after June 30, 1997, as noted in FCC's Consolidated Balance Sheet or the notes thereto included in a periodic report filed with the SEC; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (v) such liens, mortgages, security interests, encumbrances, lease defects and charges as do not, in the aggregate, have a FCC Material Adverse Effect. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a FCC Material Adverse Effect.

         (h) To the best of the knowledge of FCC and its executive officers after due inquiry, FCC and its Subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation all statutes, rules and regulations pertaining to the conduct of banking activities, except for violations which, together with any penalty which results therefrom, have not had and will not have a FCC Material Adverse Effect. Neither FCC nor any of its Subsidiaries is in default under, and no event has occurred which, to the best of the knowledge of FCC and its executive officers, after due inquiry, is likely to result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a FCC Material Adverse Effect.

         (i) FCC has not, since June 30, 1997 to the date hereof, (i) sold or issued any corporate debt securities, granted any option for the purchase of capital stock or sold, issued, reissued or increased its shares of its capital stock, except as may be permitted pursuant to Section 16(b) hereof or as incurred in carrying out the transaction contemplated by this Merger Agreement;
                  (ii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as may be permitted pursuant to Section 16(a) hereof; (iii) directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance on any of its material assets or properties except in the ordinary cause of business; (v) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), except in the ordinary course of business; (vi) except such as have not or the resolution of which will not have an FCC Material Adverse Effect, sold, exchanged or otherwise disposed of any material capital assets; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a FCC Material Adverse Effect or waived any rights of value which, in the aggregate, have had a FCC Material Adverse Effect; (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement.

         (j) Neither FCC nor any of its Subsidiaries is a party to or bound by any material written or oral (i) employment or consulting contract which is not terminable by FCC or its Subsidiaries on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. All FCC pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plans are hereinafter referred to as the "Plans." Those Plans intended to be qualified plans under Section 401(a) of the Code meet any applicable requirements for favorable tax treatment under the Code. All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. FCC and its executive officers after due inquiry have no knowledge of (i) any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA or would result or have resulted in liability under Title IV of ERISA or (ii) any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of FCC or any Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such Plans equal or exceed the current value of accrued benefits on a termination basis under such Plans on a termination basis using PBGC interest rates as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course and pursuant to domestic relations orders), lawsuits or arbitrations which have been asserted or instituted against the Plans, or against any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which in either case could reasonably be expected to result in any material liability of FCC or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

         (k) Except where the failure to file would not have a FCC Material Adverse Effect, FCC and/or its Subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales, and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by FCC or its Subsidiaries up to the date hereof. FCC has made available to BANC ONE a copy of its Federal income tax return for the years 1996 and 1995 and, if applicable, undertakes to provide BANC ONE with a copy of its Federal income tax return for the year 1997 when the same becomes available. All of the foregoing returns are true and correct in all material respects, and FCC and its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest, additions to tax, and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the FCC Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might have a FCC Material Adverse Effect, except for those being contested in good faith and summarized in the FCC Disclosure Letter. FCC and its Subsidiaries have paid or made adequate provision in their financial statements or on their books and records for all material taxes payable in respect of all periods ending on or before the date hereof. FCC and its Subsidiaries have, and at the Effective Time will have, no liability for any material amount of taxes, interest, additions to tax, or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of FCC and the Subsidiaries as of the Effective Time or are being contested in good faith and have, if material, been summarized in the FCC Disclosure Letter.

         (l) FCC and the Subsidiaries have in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to FCC and the Subsidiaries.

         (m) FCC has not incurred and will not incur any liability for brokerage, finders' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to Keefe, Bruyette & Woods, Inc. as set forth in that certain letter dated October 7, 1997 between FCC and Keefe, Bruyette & Woods, Inc. which letter shall be included as an exhibit to the FCC Disclosure Letter.

         (n) To the best of FCC's knowledge, neither FCC nor any Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of FCC's knowledge after due inquiry, have a FCC Material Adverse Effect.

         (o) None of the information provided by FCC to BANC ONE for inclusion in the Proxy Statement/Prospectus or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement/Prospectus, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective, and in both cases at the time of the meeting of FCC's shareholders held to consider the proposed Merger) any untrue statement of a material fact or shall omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus that is filed with the SEC in connection with the meeting of the shareholders of FCC will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder.

         (p) Neither FCC nor any Subsidiary is, as of the date hereof, a party to any material contract and/or any material credit agreement as obligor, maker, issuer or guarantor and which contract or agreement contains covenants which make the acquisition of FCC or any Subsidiary by or merger with another entity a condition of default or acceleration.

         (q) Attached hereto as Exhibit A is FCC's Subsidiaries List which sets forth the complete legal name of each Subsidiary and of any other entity in which FCC and/or any Subsidiary owns or controls 5% or more of its capital or voting stock or similar interest, a designation of the laws under which each is incorporated or organized, the percentage interest owned by FCC or a Subsidiary in each such entity, the activities conducted by each entity. Except as set forth in Exhibit A, FCC has no Subsidiaries or interests of 5% or more of the capital or voting stock of any entity, except any entity in which such interest is owned or controlled in a fiduciary capacity. Each of the Subsidiaries and other entities set forth on Exhibit A is a corporation, limited liability company or similar entity duly organized and validly existing in good standing under the laws of the United States or the state of its incorporation and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and is duly qualified to do business and is in good standing in all jurisdictions where the failure to so qualify (together with all such failures) would have a FCC Material Adverse Effect. Except as may be set forth in Exhibit A, FCC owns beneficially and of record all the outstanding shares of capital stock of each Subsidiary and entity listed on Exhibit A, which stock is fully paid and non-assessable, except as provided by law. Neither FCC nor any Subsidiary listed on Exhibit A is a party to any partnership or joint venture except as may be set forth and described in Exhibit A.

         (r) No employee of FCC or any of its Subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. FCC is unaware of any efforts during the past five years to unionize or organize any employees of FCC or any of its Subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, and no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of the knowledge of FCC and its executive officers after due inquiry, threatened against FCC or its Subsidiaries, which claim has had or is reasonably likely to have a FCC Material Adverse Effect.

         (s) To the best of the knowledge of FCC and its executive officers after due inquiry: (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by FCC or any Subsidiary, CERCLA or any other Environmental Laws; (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against FCC or any Subsidiary under any Environmental Law; (iii) neither FCC nor any Subsidiary is responsible in any material respect under any Environmental Law for any Release; (iv) neither FCC nor any Subsidiary is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) FCC and each Subsidiary is, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by FCC or any Subsidiary contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

         (t) FCC and/or the Subsidiaries (i) have surveyed the facilities where FCC and its Subsidiaries conduct their businesses including, without limitation, ATMs (collectively, the "FCC Facilities") for compliance with ADA; (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing FCC Facilities (collectively, the "FCC Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) have finalized action plans for ATMs in conformance with the Joint Final Rule of the ATBCB and the Department of Transportation, effective August 16, 1993; (iv) have developed or will develop schedules for FCC Barrier removal from FCC Facilities in such action plans so that FCC Barrier removal was complete on January

                  26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all FCC Barriers in FCC Facilities or will cause all FCC Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to FCC Facilities undertaken after January 26, 1992 comply with ADA and the ADAAG. Effective January 26, 1992, all plans and designs for new construction to be utilized by FCC and the Subsidiaries comply with ADA and ADAAG. To the best of FCC's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against FCC and/or the Subsidiaries in connection with FCC Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

         (u) The statements made in the FCC 1997 SEC Documents and the FCC Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of FCC under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the FCC 1997 SEC Documents and/or the FCC Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

         (v) FCC has taken or has the legal right to take all action with respect to the FCC Rights Plan so that the execution of this Merger Agreement and the consummation of the merger and other transactions, as contemplated by the Merger Agreement, did not and will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in FCC Common, BANC ONE Common or the common stock of the Surviving Corporation to any person under the FCC Rights Plan or enabling or allowing any Right associated with the FCC Rights Plan to be exercised, distributed or triggered at any time.

         (u) Neither FCC nor, to FCC's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent BANC ONE from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with generally accepted accounting principles and applicable SEC regulations. As of the date of this Agreement, FCC has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.


16. Action by FCC Pending Effective Time. FCC agrees that from the date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except as stated in FCC's Disclosure Letter and except with prior written permission of BANC ONE, which, in any case covered by Section 16(d) hereof, shall not be unreasonably withheld:

         (a) Beginning with the fourth calendar quarter of 1997 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Time shall occur, FCC

                  (i) will not declare or pay any dividends or make any distributions on shares of FCC Common, except cash dividends of $0.40 per share per quarter;

                  (ii) except as hereinbelow provided, will not declare or pay any dividends or make any distributions in any amount on its FCC Common for the quarter in which the Effective Time shall occur and for which quarter the shareholders of FCC Common are entitled to receive regular quarterly dividends on the shares of BANC ONE Common into which the shares of FCC Common have been converted. It is the intent of this part
                           (ii) to provide that the holders of FCC Common will receive either the payment of cash dividends on their shares of FCC Common or the payment of cash dividends as the holders of shares of BANC ONE Common received in exchange for the shares of FCC Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of FCC and the payment of a cash dividend as the holders of the shares of BANC ONE Common received in exchange for the shares of FCC Common. In the event that FCC does not declare and pay cash dividends on its FCC Common in a particular calendar quarter because of FCC's reasonable expectation that the Effective Time would occur in said calendar quarter wherein the holders of FCC Common would have become entitled to receive cash dividends for such calendar quarter on the shares of BANC ONE Common to have been exchanged for the shares of FCC Common, and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, FCC shall be entitled to declare and pay a cash dividend (within the limitations of this Section 16) on said shares of FCC Common for said calendar quarter as soon as reasonably practicable. For purposes of the foregoing, provided that FCC and BANC ONE continue to declare dividends and establish record dates related thereto which are consistent with their respective past practices, a dividend is "for" the quarter in which the record date occurs. Neither party will significantly change its established pattern of record and payable dates. If BANC ONE chooses to close after the first available date and that choice causes FCC shareholders to receive the FCC dividend rather than the BANC ONE dividend for that quarter, then the dividend that FCC may elect to pay on each share of FCC Common may be the amount of the cash dividend paid by BANC ONE on each share of BANC ONE Common multiplied by the Exchange Rate.

                  The declaration of any dividends within the limitations of this Section 16(a) shall remain within the discretion of the Board of Directors of FCC.


         (b) FCC will not (and will not contract or agree to) issue, sell, or grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for or related to or acquire (or contract or agree to acquire) for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization, except as related to (i) the outstanding stock options and performance shares which have been granted requiring the issuance or purchase of not more than 1,927,434 and 104,361 shares, respectively, of FCC Common pursuant to the FCC Stock Option Plans and (ii) the option to be granted to BANC ONE pursuant to Section 21 of this Merger Agreement.

         (c) Except as otherwise set forth in or contemplated by this Merger Agreement, FCC will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

         (d) Neither FCC nor any Subsidiary will (i) enter into any new line of business, except as may be disclosed in the FCC Disclosure Letter, or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency;
                  (ii) except as may be directed by any regulatory agency or required by any law or regulation, change its or the Subsidiaries' lending, investment, liability management and other material banking policies in any material respect;
                  (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees;
                  (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder;
                  (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities, other than those currently planned and previously disclosed in the FCC Disclosure Letter, or any capital expenditures in excess of $250,000 for any individual project for any purpose); or (vi) merge into, consolidate with permit any other corporation to be merged or consolidated with it or any of its Subsidiaries or acquire part of or all the assets or stock of any other corporation or person or commit or agree to any such merger, consolidation or acquisition.

         (e) FCC will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen L.L.P., or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of FCC's federal income tax returns for the taxable years ending December 31, 1996 and 1995, except as required by changes in law or as may be agreed to in settling any examinations by the Internal Revenue Service.

         (f) To the extent permitted by law, FCC will afford BANC ONE, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of FCC and its Subsidiaries and will furnish to BANC ONE such information with respect to the assets and business of FCC and its Subsidiaries as BANC ONE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

         (g) FCC will promptly provide BANC ONE with copies of all material written resolutions of FCC's Board of Directors or shareholders, furnish BANC ONE with copies of all monthly and other interim financial statements of FCC of the type referred to in Section 15(b) as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the reasonable opinion of FCC may have a FCC Material Adverse Effect.

         (h) FCC, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of FCC or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of FCC and/or its Subsidiaries for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that FCC may (i) renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year and (ii) acquire a policy which provides coverage through the date that is three years after the Effective Time for those directors, officers and/or employees of FCC and/or its Subsidiaries who are presently provided coverage by policies obtained by FCC with respect to (a) events related to this Merger Agreement and the events contemplated by this Merger Agreement and (b) claims and/or causes of action arising from or related to events which occurred prior to the Effective Time.

         (i) If BANC ONE shall determine, in order to secure the necessary approvals or advisory opinions of or to minimize possible objections to the Merger by government regulatory agencies, including, but not limited to the Board, the Commission and the United States Department of Justice, that (i) BANC ONE should not acquire certain assets of FCC and its Subsidiaries and/or (ii) following the Merger BANC ONE or its subsidiaries should not retain certain assets or liabilities of FCC, BANC ONE shall so notify FCC and identify those assets and/or liabilities, if any, which BANC

                  ONE proposes that BANC ONE should not acquire or retain. BANC ONE shall thereafter determine which assets and/or liabilities, if any, should be sold or assigned by FCC and its Subsidiaries and/or by BANC ONE and its subsidiaries. Each of FCC and BANC ONE, as the case may be, agree to enter into binding agreements or cause its subsidiaries to enter into such agreements reasonably acceptable to BANC ONE, to divest itself of the assets and/or liabilities so designated, subject to such regulatory approvals as may be required; provided, however, that (i) the effectiveness of any such agreement entered into by FCC and/or its Subsidiaries shall be subject to the condition that said divestiture shall not be consummated, except with the approval of FCC, (a) before immediately prior to the Effective Time or, (b) with Board approval, following the Effective Time; (ii) no aspect of the divestiture shall be inconsistent with any of the representations made to Coopers & Lybrand in the request for its tax opinion as described in Section 12 of this Agreement, any amendment or supplement thereto, and any condition of any tax opinion issued to the parties prior to the divestiture and relating to the Merger; (iii) such disposition or divestiture shall not affect the Exchange Rate or number of shares of BANC ONE Common to be received by the shareholders of FCC; and (iv) FCC shall not be required to (and BANC ONE shall not, without FCC's prior approval) divulge to any purchaser information which, in FCC's reasonably judgment, would place it at a competitive disadvantage with such purchaser, and in any event such purchaser shall, before receiving any confidential information, have executed a confidentiality agreement in a form approved by FCC.

         (i) FCC will not take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code.

17. Action by BANC ONE Pending Effective Time. BANC ONE agrees that from the date of this Agreement until the Effective Time, except as stated in the BANC ONE Disclosure Letter and except with prior written permission of FCC:

         (a) BANC ONE will not adopt or implement any amendment to its Articles of Incorporation or any plan of reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common or the rights of the holders of such shares or reclassify the BANC ONE Common.

         (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANC ONE will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

         (c) BANC ONE will not change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand, its independent auditors, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of BANC ONE for the taxable years ending December 31, 1996 and 1995, except as required by changes in law.

         (d) To the extent permitted by law, BANC ONE will afford FCC, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of BANC ONE and its subsidiaries and will furnish to FCC such information with respect to the assets, earnings and business of BANC ONE and its subsidiaries as FCC may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

         (e) BANC ONE agrees that while this Merger Agreement is in effect it will not acquire, or enter into negotiations to acquire, directly or indirectly, any bank located in Louisiana with deposits in excess of $1.5 billion without the written consent of FCC, which consent will not be unreasonably withheld.

         (f) BANC ONE will not take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of BANC ONE to exercise its rights under the option to be granted to BANC ONE pursuant to Section 21 of the Agreement.

18. Conditions to Obligations of BANC ONE and DELTA. The obligations of BANC ONE and DELTA to effect the Merger are subject, unless waived by BANC ONE, to the satisfaction on or prior to the Closing of the following conditions:

         (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of FCC and its Subsidiaries, taken as a whole, from June 30, 1997 to the Effective Time that has had a FCC Material Adverse Effect.

         (b) FCC shall not have paid cash dividends from September 30, 1997 to the Effective Time except as permitted under this Merger Agreement.

         (c) All representations by FCC contained in this Merger Agreement shall be true at, or as of, the Closing Date as though such representations were made at and as of said date, except for
                  (i) changes contemplated by the Merger Agreement, (ii) representations as of a specified time other than the Closing Date, which shall be true at such specified time (provided, however, that the representation of FCC contained in Section 15(e) shall be true in all material respects as applied to the Consolidated Balance Sheet of FCC included in the most recently available quarterly or annual report to FCC shareholders and/or FCC's report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "June 30, 1997" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective Time), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a FCC Material Adverse Effect.

         (d) BANC ONE shall have received the opinion of legal counsel for FCC, dated as of the Closing Date, substantially to the effect set forth in Exhibit C hereto, together with a copy of the Articles of Incorporation, as amended, of FCC certified by the Secretary of State of the State of Louisiana and a copy of the charter documents, as amended, of each Subsidiary and, for FCC and each Subsidiary, Certificates of Good Standing dated as of a date not more than 20 days prior to the Closing Date from the Louisiana Secretary of State, the OCC, Commissioner or other appropriate government or regulatory official.

         (e) FCC shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Closing Date.

         (f) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter) cumulative net income reported by FCC since September 30, 1997 shall be greater than or equal to the amount calculated by multiplying (x) $30,571,000 by (y) the number of full calendar quarters which have passed since September 30, 1997 and for which earnings have been reported by FCC as of such date, times (z) 0.9. As used in this Section, "reported" means reported on FCC's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with FCC's financial statements for the years ended December 31, 1996 and 1995, as included in FCC's reports to the SEC on Forms 10-K or FCC's annual reports to shareholders, subject to any subsequent adjustments required to be reported whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (i) investment banking expenses and outside legal and accounting fees and any other expenses associated with or resulting from the transactions contemplated by this Agreement; (ii) gains or losses on sales of assets outside of the ordinary course of business; (iii) stock-based incentive expenses in excess of $2,740,000 per quarter ($1,781,000 per quarter after tax); and (iv) any other expenses upon which BANC ONE and FCC shall mutually agree.

         (g) The total number of shares of FCC Common issued and outstanding (not including treasury shares held by FCC), together with (i) the total number of shares of FCC Common related to outstanding options and performance shares with respect to The FCC Stock Option Plans and (ii) the total number of shares of FCC Common which would be issued immediately prior to the Effective Time assuming that all of the

                  FCC Debentures were then converted into FCC Common pursuant to the terms of the Indentures, shall not be more than 44,460,000 shares.

         (h) The holders of all credit agreements on which FCC or any of the Subsidiaries is the maker, issuer or guarantor and which contain provisions which make the acquisition of FCC by or merger into another entity a condition of default or acceleration, which default or acceleration would have a FCC Material Adverse Effect, shall have provided BANC ONE with a written waiver of all such default or acceleration provisions.

         (i) FCC shall have furnished BANC ONE a certificate, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of FCC and dated as of the Closing Date, certifying as to the form of and adoption of resolutions of the Board and shareholders of FCC approving the Merger Agreement and the Merger, respectively, and to the effect that the conditions described in Paragraphs (a), (b),
                  (c), (e), (f) and (g) of this Section 18 have been satisfied.

         (j) BANC ONE shall have received the opinion of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., New Orleans, Louisiana, legal counsel for FCC, dated as of the Closing Date, opining that in the opinion of such counsel FCC has taken action with respect to the FCC Rights Plan appropriate to prevent the approval, execution or delivery of this Merger Agreement or the acquisition of shares of FCC Common by BANC ONE pursuant hereto, or consummation of the Merger or other transaction contemplated by this Merger Agreement from resulting in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in FCC Common, BANC ONE Common or the common stock of the Surviving Corporation to any person under the FCC Rights Plan or enabling or allowing any right associated with the FCC Rights Plan to be exercised, distributed or triggered.

         (k) Coopers & Lybrand shall have issued its written opinion, dated as of the Closing Date, satisfactory, in good faith, to BANC ONE, advising that the transaction herein contemplated may be properly accounted for as a pooling of interests; provided, however, that this condition shall be deemed to have been waived by BANC ONE if the inability to obtain such opinion arises out of, or results directly or indirectly from, any action taken by BANC ONE, DELTA or any of their respective subsidiaries contrary to that contemplated by this Merger Agreement.

19. Conditions to Obligations of FCC. The obligations of FCC to effect the Merger are subject, unless waived by FCC, to the satisfaction on or prior to the Closing of the following conditions:

         (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANC ONE and its subsidiaries, taken as a whole, from June 30, 1997 to the Effective Time that has had a BANC ONE Material Adverse Effect.

         (b) All representations by BANC ONE and DELTA contained in this Merger Agreement shall be true at, or as of, the Closing Date as though such representations were made at and as of said date, except for changes (i) contemplated by this Merger Agreement, (ii) representations as of a specified time other than the Closing Date, which shall be true in all material respects at such specified time (provided, however, that the representation of BANC ONE contained in Section 13(e) shall be true in all material respects as applied to the Consolidated Balance Sheet of BANC ONE included in the most recently available quarterly or annual report to BANC ONE's shareholders and/or BANC ONE's report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "June 30, 1997" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective Time), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a BANC ONE Material Adverse Effect. The representation and warranty of BANC ONE in Section 13(g) shall be true and correct on the Closing Date.

         (c) FCC shall have received the opinion of counsel for BANC ONE and DELTA, (i) on and dated the date on which the registration statement described in Section 10(d) of this Merger Agreement shall have become effective as described in
                  Section 20(c) of this Merger Agreement, substantially to the effect of paragraphs numbered 6, 7 and 8 of Exhibit D hereto and (ii) on and dated as of the Closing Date substantially to the effect set forth in Exhibit D hereto, together with copies of the Articles of Incorporation of each of BANC ONE and DELTA certified by the Secretary of State of the State of Ohio and copies of such other charter documents and Certificates of Good Standing of BANC ONE and DELTA dated as of a date not more than 20 days prior to the day of the Closing Date from the Ohio Secretary of State as FCC shall reasonably require.

         (d) BANC ONE and DELTA shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Closing Date.

         (e) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative net income reported by BANC

                  ONE since June 30, 1997 shall be greater than or equal to the amount calculated by multiplying (x) $394,000,000 by (y) the number of full calendar quarters which have passed since June 30, 1997 and for which earnings have been reported by BANC ONE as of such date, times (z) 0.9. As used in this Section, "reported" means reported on BANC ONE's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's consolidated financial statements for the years ended December 31, 1996 and 1995, as included in BANC ONE's reports to the SEC on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported with the effect of any changes in accounting principles required to be adopted by BANC ONE by any regulatory authority or under generally accepted accounting principles, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the relevant period(s).

         (f) BANC ONE shall have furnished FCC a certificate, signed by the Chairman or President or an Executive Vice President and by the Secretary or Assistant Secretary of BANC ONE and dated as of the Closing Date certifying as to the form of and adoption of the resolutions of the Board of BANC ONE approving the Merger Agreement and the Merger, and to the effect that the conditions described in Paragraphs (a), (b),
                  (d), (e), (g) and (h) of this Section 19 have been satisfied as to it.

         (g) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of BANC ONE as the sole shareholder of DELTA or by the unanimous written consent of BANC ONE as the sole shareholder of DELTA.

         (h) The shares of BANC ONE Common to be issued to the holders of FCC Common shall have been approved for listing on the NYSE.

         (i) FCC shall have received the opinion of Keefe, Bruyette & Woods, Inc. dated as of a date not more than five days prior to the date of the Proxy Statement/Prospectus with respect to the fairness of the transaction to FCC's shareholders from a financial point of view satisfactory in form and substance to FCC and its counsel, and such opinion shall not have been withdrawn prior to the Effective Time.

20. Conditions to Obligations of All Parties. In addition to the provisions of Sections 18 and 19 hereof, the obligations of BANC ONE and FCC to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

         (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANC ONE shall notify FCC promptly upon receipt of all necessary governmental approvals.

         (b) At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger; and (iii) there shall have been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose.

         (c) The registration statement required to be filed by BANC ONE pursuant to Section 10(d) of this Merger Agreement shall have become effective by an order of the SEC, and the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws.

         (d) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of FCC.

         (e) Coopers & Lybrand shall have issued its written opinion, dated as of the Closing Date, satisfactory to FCC and BANC ONE, respectively, substantially to the effect set forth in clauses (a) through (e) of Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time, no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.


21.      Option to Purchase

         By not later than October 20, 1997, FCC shall grant to BANC ONE an option to purchase shares of FCC Common in substantially the form of Exhibit E and shall execute and deliver to BANC ONE an option agreement in substantially the form of said Exhibit E.

22.      Indemnification.

         (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation pursuant to which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of FCC or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party or a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby (a "Merger Related Event"), whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. With respect to any Merger Related Event, and conditioned upon the Merger becoming effective, BANC ONE shall indemnify, defend and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation; provided, however, that BANC ONE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective
                  Time), (i) BANC ONE shall promptly pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and (ii) BANC ONE shall use its reasonable best efforts to vigorously defend any such matter; provided, however, that BANC ONE's obligations as herein set forth shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Party involving the fraud, bad faith and/or reckless disregard of such Indemnified Party or related to any threatened or actual claim, action, suit, proceedings or investigation brought by BANC ONE against any Indemnified Party. Any Indemnified Party wishing to claim indemnification and defense under this

                  Section 22(a) shall, upon the earlier to occur of (A) receiving actual notice of any such claim, action, suit, proceeding or investigation, (B) otherwise learning of such claim, action, suit, proceeding or investigation or (C) receiving other information which would give a reasonably prudent person reason to believe that such a claim, action, suit, proceeding or investigation had or might be brought, notify BANC ONE thereof as soon as reasonably practicable thereafter. BANC ONE's obligations pursuant to this Section 22(a) are conditioned upon BANC ONE being given prompt written notice of any such claim, action, suit, proceeding or investigation, together with the right to control and direct the investigation, defense and/or settlement of each such matter, and further provided that the Indemnified Party shall reasonably cooperate with BANC ONE in connection therewith.

         (b) BANC ONE shall insure that all rights to indemnification and defense and all limitations of liability existing in favor of the Indemnified Parties as provided in any of FCC's Articles of Incorporation or By-laws or similar governing documents of any of its Subsidiaries, or in indemnity agreements between FCC and an Indemnified Party as in effect as of October 1, 1997, or as otherwise provided for or allowed under applicable law as in effect as of the date hereof or as such law is amended at a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than ten (10) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         (c) From and after the Effective Time, persons who, immediately prior to the Effective Time, served as the directors, officers and employees of FCC and its Subsidiaries, who, following the Effective Time, continue as directors, officers and/or employees of the Surviving Corporation or one of its subsidiaries, shall have indemnification and defense rights having prospective application only, except, however, for the indemnification and defense rights set forth in paragraphs
                  (a), (b) and (f) of this Section 22. These prospective indemnification and defense rights shall consist of (i) such rights to which directors, officers and employees are entitled under the provisions of the Articles of Incorporation, By-laws or similar governing documents of the Surviving Corporation and its subsidiaries, as applicable, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification and defense rights set forth in agreements, if any, between BANC ONE and the directors and executive officers of the Surviving Corporation and its subsidiaries. Such agreements, if any, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification and defense rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification and defense rights available in clause (i) above.

         (d) The obligations of BANC ONE and DELTA provided under paragraphs (a), (b) and (f) of this Section 22 are intended to be the joint and several obligations of BANC ONE and the Surviving Corporation and to benefit, and be enforceable against BANC ONE and the Surviving Corporation directly by the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANC ONE and the Surviving Corporation. The indemnifications provided for in clauses (a), (b) and (f) of this Section 22 are separate from and independent of one another, such that failure to qualify for one of them shall not of itself constitute a failure to qualify for any other of them.

         (e) In the event BANC ONE or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANC ONE or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 22.

         (f) BANC ONE will indemnify and hold harmless FCC and its Subsidiaries, and each of their respective directors and officers, and each controlling person of FCC within the meaning of the 1933 Act, against any claims, suits, proceedings, investigations or other actions ("Claims"), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Proxy Statement/Prospectus or the related registration statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such claims; provided that BANC ONE will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to BANC ONE by FCC or any of its Subsidiaries or, with respect to any other indemnified person, by that person.

23. Non-Survival of Representations and Warranties. The respective representations and warranties of FCC, BANC ONE and DELTA contained in this Merger Agreement shall not survive the Effective Time, except that BANC ONE's representation and warranty in Section 13(g) will survive for the benefit of the shareholders of FCC.

24. Governing Law. This Merger Agreement shall be construed and interpreted according to the applicable laws of the State of Louisiana, except as the laws of the State of Ohio are expressly applicable to the Merger.

25. Assignment. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

26.      Satisfaction of Conditions; Termination.

         (a) BANC ONE and DELTA agree to use their reasonable best efforts to obtain satisfaction of the conditions of this Merger Agreement insofar as they relate to BANC ONE and DELTA, and FCC agrees to use its reasonable best efforts to obtain the satisfaction of the conditions of this Merger Agreement insofar as they relate to FCC, and in each case as soon as possible.

         (b) At any time prior to the Effective Time, whether before or after approval of the Merger by BANC ONE, as the sole shareholder of DELTA, or by FCC's shareholders, this Merger Agreement may be terminated upon the occurrence of any of the following by written notice from BANC ONE to FCC (authorized by the

                  Board of Directors of BANC ONE), or by written notice from FCC to BANC ONE (authorized by the Board of Directors of
                  FCC), as the case may be:

                  (i) By BANC ONE, if any material condition to the obligations of BANC ONE and/or DELTA set forth in
                           Section 18 or 20 is not or cannot be substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANC ONE, or by FCC, if any material condition to the obligations of FCC set forth in Section 19 or 20 is not or cannot be substantially satisfied at the time or times contemplated thereby and such condition is not waived by FCC;

                  (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice, but only if, in the case of a material breach of any representation or warranty, all such breaches constitute a FCC Material Adverse Effect (if BANC ONE is the party seeking to terminate) or a BANC ONE Material Adverse Effect (if FCC is the party seeking to terminate);

                  (iii) If the Merger shall not have been consummated on or before October 19, 1998; or

                  (iv) If the shareholders of FCC shall fail to approve the Merger and this Merger Agreement at the shareholders' meeting that is called for that purpose.

         (c) In the event that the pre-acquisition investigation and review described in Section 10(n) of this Merger Agreement discloses matters which both (A) are either (i) inconsistent in any material respect with any of the representations and warranties of FCC contained in this Agreement or (ii) in the reasonable judgment of the Board of Directors of BANC ONE, either (x) are of such significance as to materially and adversely affect the financial condition or the results of operations of FCC and its Subsidiaries on a consolidated basis or (y) deviate materially and adversely from FCC's audited financial statements for the year ended December 31, 1996 or FCC's unaudited financials for the six month period ended June 30, 1997, and (B) in any such case constitute a FCC Material Adverse Effect, then BANC ONE may elect to terminate this Merger Agreement by giving written notice of termination to FCC within seven days of the conclusion of such pre-acquisition investigation.

         (d) In the event that the pre-acquisition investigation and review described in Section 10(o) of this Merger Agreement discloses matters which both (A) are either (i) inconsistent in any material respect with any of the representations and warranties of BANC ONE contained in this Agreement or (ii) in the reasonable judgment of the Board of Directors of FCC, either (x) are of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and its subsidiaries on a consolidated basis or (y) deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1996 or BANC ONE's unaudited financials for the six month period ended June 30, 1997, and (B) in any such case constitute a BANC ONE Material Adverse Effect, then FCC may elect to terminate this Merger Agreement by giving written notice of termination to FCC within seven days of the conclusion of such pre-acquisition investigation.

         (e) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholder of DELTA or by FCC's shareholders) by mutual written consent of FCC, DELTA and BANC ONE authorized by their respective Boards of Directors.

         (f) By FCC if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time after the Determination Date, as hereinafter defined, is known and prior to the conclusion of the Closing, if either
                  (x) both of the following conditions are satisfied:

                  (i) the Average Closing price shall be less than $49.67, and

                  (ii) (A) the number obtained by dividing the Average Closing Price, as hereinafter defined, by the Starting Price, as hereinafter defined, (such number being referred to herein as the "BANC ONE Ratio") shall be less than (B) the number obtained by dividing the Average Index Price, as hereinafter defined, by the Index Price of the Starting Date, as those terms are hereinafter defined, and subtracting
                           0.10 from the quotient in this clause (x)(ii)(B) (such number being referred to herein as the "Index Ratio"); or

         (y) the Average Closing Price shall be less than $47.46; subject, however, to the following four sentences. If FCC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to BANC ONE which notice shall specify which of the clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided that such notice or election to terminate may be withdrawn at any time within the aforementioned period. During the five business day period commencing with its receipt of such notice, BANC ONE shall have the option in the case of a failure to satisfy the condition in clause
         (x), of adjusting the Exchange Rate to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $49.67, and the Exchange Rate (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Rate (as then in effect) and the denominator of which is the BANC ONE Ratio. During such five business day period, BANC ONE shall have the option, in the case of a failure to satisfy the condition in clause
         (y), to elect to increase the Exchange Rate to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $47.46 and the Exchange Rate (as then in effect) and the denominator of which is the Average Closing Price. If BANC ONE makes an election contemplated by either of the two preceding sentences within such five business day period, it shall give prompt written notice to FCC of such election and the revised Exchange Rate, whereupon no termination shall have occurred pursuant to this Section 26(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Rate shall have been so modified), any references in this Agreement to "Exchange Rate" shall thereafter be deemed to refer to the Exchange Rate as adjusted pursuant to this
         Section 26(f), and the Closing shall be rescheduled to the date that is the second business day following the making of such election.

         For purposes of this Section 26(f), the following terms shall have the meanings indicated:

                  "Average Closing Price" means the average of the daily last sale prices of BANC ONE Common stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the five consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Average Index Price" means the average of the Index Prices for the five consecutive full NYSE trading days ending at the close of trading on the Determination Date.

                  "Determination Date" means the second business day prior to the Closing Date.

                  "Index Group" means the group of each of the 18 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price.

                  The 18 bank holding companies and the weights attributed to them are as follows:

            Bank Holding Company                                   Weighting
            --------------------                                   ---------
            Citicorp                                               14.60%
            BankAmerica Corporation                                12.19
            Chase Manhattan Corp.                                  11.76
            First Union Corporation                                 6.46
            Wells Fargo & Company                                   5.82
            US Bancorp                                              5.63
            Norwest Corporation                                     5.46
            First Chicago                                           5.02
            Bank of New York Company, Inc.                          4.27
            Fleet Financial Group, Inc.                             3.72
            PNC Bank Corp.                                          3.50
            CoreStates                                              3.46
            SunTrust                                                3.34
            KeyCorp                                                 3.19
            National City Corp                                      2.98
            Mellon Bank Corporation                                 2.98
            BankBoston                                              2.86
            Wachovia Corporation                                    2.76

                      Total                                        100.0%

            "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies composing the Index Group.

            "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of this Agreement.

            "Starting Price" shall mean the last sale price per share of BANC ONE Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source.)

            If any company belonging to the Index Group or BANC ONE declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BANC ONE shall be appropriately adjusted for the purposes of applying this Section 26(f).

       (g) In the event of termination of this Merger Agreement for any reason, including, but not limited to, the failure to receive the approval of FCC's shareholders, the failure to receive or the withdrawal prior to the Effective Time of the Keefe Bruyette & Woods, Inc. described in Section 19(i) of this Merger Agreement, or termination pursuant to the provisions of Section 26(c) or (d), (i) this Merger Agreement shall cease and terminate and the acquisition of FCC shall not be consummated pursuant to the terms of this Merger Agreement.

                  Additionally, in the event of termination of this Merger Agreement caused otherwise than by a willful breach of this Merger Agreement that continues despite notice, none of BANC ONE, DELTA nor FCC shall have any liability to any other party under this Merger Agreement of any nature whatever, except for (i) obligations to pay expenses expressly assumed by BANC ONE in Section 10(e) and (ii) the obligations of the parties with respect to confidential information as set forth in Section 10(f), which obligations shall survive any such termination.

         (h) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement that continues despite notice, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

27. Waivers; Amendments. Any of the provisions of this Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement; provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of FCC, DELTA and BANC ONE; provided, further, however, that after a favorable vote by the shareholders of FCC any such action shall be taken by FCC only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of FCC, will not violate Section 112H(2) of the Louisiana BCL, and will not require resolicitation of any proxies from such shareholders.

28. Entire Agreement. Subject to the exceptions noted in this Section 28, this Merger Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by FCC, DELTA and BANC ONE or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of FCC and/or its Subsidiaries by BANC ONE or DELTA. Except for the BANC ONE Disclosure Letter and any attachments thereto, the FCC Disclosure Letter and any attachments thereto, and the Benefits Agreement addressing benefit plans and policies, this Merger Agreement and the exhibits hereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

29. Captions; Counterparts. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

30. Notices. Any notice or other communication given under this Merger Agreement shall be in writing, and shall be deemed duly delivered when received upon delivery either (i) by hand, (ii) by telegram or facsimile transmission, (iii) by a nationally recognized overnight courier service, or (iv) by registered or certified mail, postage prepaid, addressed as set forth below.

(a)      If to BANC ONE, to:

                  BANC ONE CORPORATION
                  Attention of:  Chief Executive Officer
                  100 East Broad Street
                  Columbus, Ohio 43271

         With a copy to:

                 BANC ONE CORPORATION
                 Attention of:  Steven Alan Bennett
                                General Counsel
                 100 East Broad Street
                 Columbus, Ohio 43271

(b)      If to FCC, to:

                 First Commerce Corporation.
                 Attention of:  Chief Executive Officer
                 201 St. Charles Avenue, 29th Floor
                 New Orleans, Louisiana 70170

         With a copy to:

                 Anthony  J. Correro, III
                 Correro Fishman Haygood Phelps Weiss
                    Walmsley & Casteix, L.L.P.
                 201 St. Charles Avenue
                 New Orleans, Louisiana  70170

(c)      If to DELTA, to:

                 Delta Acquisition Corporation
                 Attention of:  William P. Boardman
                                President
                 100 East Broad Street
                 Columbus, Ohio 43271

IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

                                  BANC ONE CORPORATION
ATTEST:
/s/ Charles F. Andrews            By:   /s/ William P. Boardman
--------------------------              ----------------------------
                                        William P. Boardman
                                        Senior Executive Vice President



                                  First Commerce Corporation
ATTEST:


/s/ Michael A. Flick              By:   /s/ Ian Arnof
--------------------------              ----------------------------
                                        Ian Arnof
                                        President and Chief Executive Officer



                                  Delta Acquisition Corporation
ATTEST:


/s/ Charles F. Andrews            By:   /s/ William P. Boardman
--------------------------              ----------------------------
                                        William P. Boardman
                                        President